UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MAY 18, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:             Entry into a Material Definitive Agreement.

Communications Infrastructure Group, LLC (referred to herein as the “Purchaser”), a subsidiary of CIG Wireless Corp., has entered into an Asset Purchase Agreement, dated as of March 15, 2012, with Towers of Texas, Ltd. (referred to herein as the “Seller”), pursuant to which the Seller has agreed to sell to the Purchaser certain communications towers and related assets and rights.  This Asset Purchase Agreement was amended by the parties on May 4, 2012 (such agreement, as amended, is referred to herein as the “Asset Purchase Agreement”).

Pursuant to the Asset Purchase Agreement, the Purchaser shall acquire eight communications towers, and certain ground leases upon which the aforementioned towers are situated (such towers and leases are collectively referred to as the “Tower Sites”).  In addition, the Purchasers shall acquire one or more of eleven development towers owned by the Seller, which towers have been fully constructed but are not leased and produce no revenue (the “Development Tower Sites”).  The Sellers shall assign to the Purchasers the rights and liabilities associated with certain contracts related to the acquired assets.  The Purchaser shall pay the Seller a purchase price of up to a total of $3,500,000, reflecting an agreed upon individual price for each tower, and based on the number of Development Tower Sites acquired.  The purchase price shall be adjusted in the event that any Tower Site’s annualized net operating income is less than certain agreed targets.  The purchase price shall be further adjusted based on certain damaged assets which may be identified.  As further consideration for the acquisition of the Tower Sites and the Development Tower Sites, the Purchaser shall assume and discharge certain enumerated liabilities in connection with the acquired assets.

The initial closing under the Asset Purchase Agreement shall be the earlier of (i) June 30, 2012; or (ii) five (5) Business Days after Purchaser’s written notice of closing.  A due diligence period provided by the Asset Purchase Agreement expired on May 18, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn Title: President and Chief Executive Officer

Date:      May 25, 2012